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                                UNITED  STATES
                     SECURITIES  AND  EXCHANGE  COMMISSION
                            WASHINGTON,  D.C.  20549

                                 FORM  15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

          Commission  file  number  000-28183
                                    ---------

                            QUILCHENA RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

                           #3400 - 666 BURRARD STREET
                  VANCOUVER, BRITISH COLUMBIA, CANADA  V6C 3M7
                                 (604) 688-3929
                                 --------------
          (Address and telephone number of principal executive offices)

                         COMMON SHARES, PAR VALUE $0.001
                         -------------------------------
            (Title of each class of securities covered by this Form)

                                 NOT APPLICABLE
                                 --------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X]  Rule  12g-4(a)(1)(i)           [ ]  Rule  12h-3(b)(1)(i)
[ ]  Rule  12g-4(a)(1)(ii)          [ ]  Rule  12h-3(b)(1)(ii)
[ ]  Rule  12g-4(a)(2)(i)           [ ]  Rule  12h-3(b)(2)(i)
[ ]  Rule  12g-4(a)(2)(ii)          [ ]  Rule  12h-3(b)(2)(ii)
                                    [ ]  Rule  15d-6

Approximate  number  of  holders  of  record  as  of  the  certification  or
notice date:    22

Pursuant to the requirements of the Securities Exchange Act of 1934, Quilchena Resources, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 22, 2000       By:  /s/ Derek Herman
                                   Derek  Herman, President/Director